Exhibit 4.7

PRIVATE AND CONFIDENTIAL

DATED 20th JANUARY 2010

AIB BANK (CI) LIMITED

ALLIED IRISH BANKS, P.L.C.

THE MINISTER FOR FINANCE

ELIGIBLE LIABILITIES GUARANTEE SCHEME AGREEMENT

THIS ELIGIBLE LIABILITIES GUARANTEE SCHEME AGREEMENT is made by way of a Deed the 20th day of January 2010.

BETWEEN:

(1)	AIB BANK (CI) LIMITED (registered no. 22189) having its registered office at AIB House, 25 Esplanade, St Helier, JE1 2AB, Jersey (hereinafter referred to as the “Participating Institution” which expression shall include its successors and permitted assigns);

(2)	ALLIED IRISH BANKS, p.l.c. (hereinafter referred to as the “Related Party” which expression shall include its successors and assigns); and

(3)	THE MINISTER FOR FINANCE OF IRELAND (hereinafter called the “Minister” which expression shall include his successors and assigns).

WHEREAS:

(A)	The Participating Institution and the Related Party have been specified by order under section 6(1) of the Act of 2008 as requiring financial support and fulfilling the objectives of that Act.

(B)	The Participating Institution has applied to the Minister to join the Scheme.

(C)	The Participating Institution has consented to and has agreed with the Minister that it will comply with the terms of the Scheme and the Participating Institution has, inter alia, agreed to indemnify the Minister against any payments the Minister makes under the Scheme in connection with the Participating Institution’s Guaranteed Liabilities.

(D)	The Related Party has, inter alia, agreed to procure that the Participating Institution complies with the terms of the Scheme and this Deed and has agreed to indemnify the Minister against any payments the Minister is required to make under the Scheme in connection with the Participating Institution’s Guaranteed Liabilities.

(E)	The indemnities given by the Participating Institution and the Related Party herein relate only to payments made by the Minister under the Scheme in connection with Guaranteed Liabilities of the Participating Institution and not in relation to any other guarantee given by the Minister or any other person.

(F)	The Minister has delegated the operation of the Scheme to the Scheme Operator pursuant to The National Treasury Management Agency Act 1990 (Credit Institutions (Financial Support) Act 2008) Delegation of Functions Order 2009 (S.I. 505 of 2009)

(G)	In reliance on the performance by the Participating Institution and the Related Party of its obligations referred to in paragraphs (C) and (D) above, the Minister has instructed the Scheme Operator to issue a Participating Institution Certificate to the Participating Institution.

NOW BY THIS DEED the Participating Institution hereby irrevocably and unconditionally undertakes, covenants and agrees as follows:

1.1	Unless otherwise defined herein, terms defined in the Scheme and the Rules have the same meanings in this Deed.

1.2	In this Deed the following terms shall have the following meanings:

“Act of 2008” means the Credit Institutions (Financial Support) Act 2008;

“Central Bank” means The Central Bank and Financial Services Authority of Ireland;

“CIFS Scheme” means the Credit Institutions (Financial Support) Scheme 2008 (S.I. No. 411 of 2008);

“Governor” has the meaning given to such term in the Act of 2008;

“Group” means a group of companies being comprised of a parent undertaking and one or more subsidiary undertakings, as further defined in the European Communities (Companies: Group Accounts) Regulations, 1992 as amended;

“Guaranteed Liability” has the meaning given to such term in the Scheme;

“Guarantee Expiry Date” means the date falling five (5) years after the end of the issuance period or such other date upon which the Scheme expires pursuant to its terms;

“Insolvency Proceedings” means in respect of a company, the winding-up, liquidation, bankruptcy, dissolution or examinership of such company or any equivalent or analogous proceedings under the law of the jurisdiction in which such company is incorporated or of any jurisdiction in which such company carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, arrangement, adjustment, protection or relief of debtors;

“Official Bank Rate” means the European Central Bank rate (main refinancing operations) published by the European Central Bank from time to time;

“Participating Institution Certificate” means a certificate issued by the Scheme Operator to a Participating Institution pursuant to Rule 3 of the Rules;

“Regulatory Authority” has the meaning given to such term in the Act of 2008;

“Rules” means the Credit Institutions (Eligible Liabilities Guarantee) Scheme Rules in the form set out in the Schedule hereto (as amended from time to time);

“Scheme” means the Credit Institutions (Eligible Liabilities Guarantee) Scheme 2009 made by the Minister for Finance pursuant to section 6(4) of the Act of 2008 which came into effect on 9 December 2009 (as amended from time to time);

“Scheme Operator” means the National Treasury Management Agency; and

“Subsidiary” has the meaning given to such term in Section 155 of the Companies Act 1963.

2.	This Deed is an “Eligible Liabilities Guarantee Scheme Agreement” and the Participating Institution will, on the issue of a Participating Institution Certificate, be a “Participating Institution” in each case for the purposes of the Scheme.

3.	The Participating Institution hereby consents to all of the terms and conditions of the Scheme and the Rules as if such terms and conditions were set out in full herein and as if such terms and conditions were terms and conditions of this Deed, and undertakes to the Minister that it shall, at its own cost, at all times until the Guarantee Expiry Date:

(a)	comply with all of the terms and conditions of the Scheme applicable to it, as if such terms and conditions were set out in full herein and as if such terms and conditions were terms and conditions of this Deed;

(b)	comply with all of the terms and conditions of the Rules applicable to it as if such terms and conditions were set out in full herein and as if such terms and conditions were terms and conditions of this Deed;

(c)	comply with any directions given to it or requirements made by the Minister, the Regulatory Authority or the Governor under the Scheme;

(d)	comply with any directions, requests or orders given to it by the Scheme Operator under the Rules; and

(e)	co-operate with the Minister, the Scheme Operator, the Central Bank and the Regulatory Authority in all matters relating to, and acts done or envisaged by, the Scheme, the objectives of the Scheme (as set out in paragraph 2 of the Scheme) and the Act of 2008.

4.	The Participating Institution agrees to comply with its obligations under the CIFS Scheme and the guarantee acceptance deed executed in connection therewith for the full duration of the period that it is a Participating Institution or such shorter period as directed by the Minister, notwithstanding that the CIFS Scheme may have expired or if the Participating Institution is no longer a covered institution under the CIFS Scheme, and the obligations and liabilities of the Participating Institution in its capacity as a covered institution under the CIFS Scheme and such guarantee acceptance deed shall be deemed to be incorporated into this Deed, mutatis mutandis.

5.	A Fee will be payable under the Scheme in connection with each Guaranteed Liability, such Fee to be calculated and to be paid in accordance with Rule 8 of the Rules. The Participating Institution agrees to take all practicable steps to ensure that the amount of the Fees paid by it is correct and to immediately notify the Scheme Operator if it becomes aware that this is not, or may not, be the case.

6.	Each of the Participating Institution and the Related Party on a joint and several basis hereby irrevocably and unconditionally:

(a)	agree to keep the Minister indemnified to the extent hereinafter provided from and against all actions, proceedings, liabilities, claims, damages, fees, costs and expenses (including value added tax) incurred by the Minister or his or her agents in relation to or arising out of or in connection with the Scheme and/or this Deed in respect of Guaranteed Liabilities incurred by the Participating Institution, and to pay to the Minister on demand an amount equal to all payments, claims, losses, costs, charges, damages, taxes, duties and expenses (including value added tax) incurred by the Minister or his or her agents or delegates suffered or incurred by the Minister in consequence thereof or arising in connection with therefrom, whether directly or indirectly;

(b)	agree to pay to the Minister upon demand interest on all amounts demanded by the Minister from the Participating Institution under this Deed calculated at the aggregate of the Official Bank Rate (for the time being and from time to time) and two per cent. (2%) per annum during the period from (and including) the date of such demand to (but excluding) the date of payment by the Participating Institution to the Minister of all such amounts;

(c)	irrevocably authorises and directs the Minister to make any payments forthwith and comply with any demands which may be claimed or made under the Scheme without any reference to or further authority, confirmation or verification from the Participating Institution, and agree that any payment which the Minister shall make pursuant to the Scheme shall be binding upon the Participating Institution and shall be accepted by the Participating Institution as conclusive evidence that the Minister was liable to make such payment or comply with such demand notwithstanding any dispute that may exist between the Participating Institution and the relevant beneficiary under the Scheme as to the validity of any such demand;

(d)	agree that without prejudice to any other provision of this Deed, any demand made upon the Minister for payment of any sum specified in the Scheme or the Rules shall, for all purposes relating to this Deed, be deemed to be a valid and effective demand, and the Minister shall be entitled to treat it as such notwithstanding any actual lack of authority on the part of the person making the demand or otherwise if the demand appears on its face to be in order;

(e)	agree that, without prejudice to any other provision of this Deed, that provided that any certificate or document delivered in accordance with the provisions of the Scheme appears on its face to be in accordance with the terms of the Scheme or the Rules, such certificate or document shall for all purposes relating to this Deed be deemed to be genuine and in accordance with the terms of the Scheme or the Rules;

(f)	agree that all payments under this Deed shall be made in the currency in which payments made or liabilities incurred by the Minister under the Scheme are denominated;

(g)	agree that its liability hereunder shall also apply to any increase or decrease in the amount of or extension or renewal or variation of the Scheme and/or the Rules from time to time (whether in the same terms or otherwise and whether arising with its agreement or by operation of law or otherwise) to the intent that all agreements, undertakings and authorities herein shall continue to be binding on the Participating Institution in relation to the Scheme and the Rules as so increased, decreased, extended, renewed or varied;

(h)	agree that, without prejudice to any other rights, powers or remedies (whether provided by contract, law or otherwise) which the Minister may have, the Minister may set off any moneys due and payable (but not paid) by the Participating Institution under this Deed against any obligation whatsoever owed by the Minister to the Participating Institution, regardless of the place of payment or currency of either obligation, and, if the obligations are in different currencies, the Minister may convert either obligation at a market rate of exchange selected by the Minister for this purpose; and

(i)

agree that if, under any applicable law and whether pursuant to a judgment being made or registered against the Participating Institution or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied by the Participating Institution or on its behalf in a currency (the “other currency”) other than that in which the relevant payment is expressed to be due (the “required currency”), then to the extent that the payment actually received by the Minister (when converted into the required currency at the market rate of exchange selected by the Minister for this purpose on the date of payment or, if it is not practicable for the Minister to purchase the required currency with the other currency on the date of payment, at the market rate of exchange selected by the Minister for this purpose as soon thereafter as it is practicable for the Minister to do so) falls short of the amount due under the terms of this Deed, the Participating Institution shall, as a separate and independent obligation, on demand indemnify and hold the Minister harmless against the amount of such shortfall.

7.	The Participating Institution’s and the Related Party’s obligations hereunder shall not be in any way discharged or impaired by reason of any time or other indulgence granted to the Minister by a beneficiary or by any amendment or variation of the Scheme, the Rules or any related agreement, and shall exist irrespective of any present or future total or partial invalidity, illegality or unenforceability of the Scheme and/or the Rules.

8.	The Related Party hereby covenants with the Minister that, without prejudice to Clause 6, it shall:

8.1	procure that the Participating Institution complies with the terms and conditions of the Scheme and the provisions of this Deed;

8.2	provide such information as the Minister may reasonably require as a result of or in relation to, the Scheme or in relation to the potential liability of the Minister under the Scheme; and

8.3	provide such co-operation and assistance to the Minister, the Scheme Operator, the Regulatory Authority and the Central Bank as is reasonable in the context of the Scheme and this Deed.

9.	Each of the Participating Institution and the Related Party shall not, and shall procure that no other guarantor or indemnitor of any Guaranteed Liability shall, without the Minister’s prior written consent, enforce or seek to enforce in competition with the Minister, any right of contribution, subrogation or indemnity from or against any other person to which the Participating Institution or the Related Party or such guarantor or indemnitor may be entitled by reason of the performance of its obligations hereunder or the guarantor’s or indemnitor’s performance of its obligations, in each case, in respect of the Guaranteed Liability.

10.

Forthwith upon the Minister notifying the Participating Institution that he or she has been called upon to make a payment under the Scheme in relation to the Participating Institution’s Guaranteed Liabilities, the Participating Institution and the Related Party each agree, jointly and severally, to pay to the Minister for credit to a designated account of the Minister in the Central Bank (the “Minister’s Account”) an amount required by the Minister which shall be no greater than the amount demanded under the Scheme (the “demanded amount”). The entitlement of the Participating Institution or the Related Party to be repaid any amount so required by the Minister shall be limited in recourse to the amount standing to the credit of the Minister’s Account when the demanded amount has been discharged and amounts owing by the Participating Institution under this Deed have been paid in full. The Minister shall be entitled to apply, from time to time, any balance standing to the credit of the Minister’s Account in payment of amounts demanded under the Scheme and amounts owing under this Deed, and such payment shall discharge the obligations of the Participating Institution or the Related Party to indemnify the Minister or make payment under this Deed to the extent (but only to the extent) that the Guaranteed Liabilities or other amounts owing by the Participating Institution or the Related Party under this Deed are discharged irrevocably and unconditionally by such payment. Once all amounts owing by the Participating Institution under this Deed have been paid in full any credit balance remaining in the Minister’s Account after the Guarantee Expiry Date shall be paid by the Minister to the Participating Institution. In the event that the Minister does not immediately receive an amount required by him to be paid by the Participating Institution or the Related Party under this clause 10, the Minister shall be entitled to set up a demand loan account in the Participating Institution’s name or the Related Party’ name in the Central Bank for the purpose of crediting the required amount to the Minister’s Account and interest will accrue on such demand loan account on the basis of a 360 day year at an interest rate per annum equivalent to the Official Bank Rate plus 2%.

11.	The Minister shall be entitled to enter into such arrangements with any beneficiary under the Scheme in respect of payments made or to be made to such beneficiary pursuant to the Scheme as the Minister and such beneficiary may from time to time agree.

12.	Without prejudice to clause 3, subject to the requirements of the Treaties governing the European Union (within the meaning of the European Union Act 2009 (No. 33 of 2009)) and the Statute of the European System of Central Banks and of the European Central Bank, and in accordance with applicable law, the Participating Institution and the Related Party consents to each of the Minister, the Scheme Operator, the Governor and the Regulatory Authority disclosing to each other and/or the European Central Bank, and/or the European Commission any information which it receives (including information received prior to the date hereof) concerning it or its Subsidiaries or any member of its Group and agrees that the Minister, the Scheme Operator, the Governor and the Regulatory Authority may use such information in connection with the performance of the Scheme or in the case of the Central Bank (including the Regulatory Authority), the performance of its statutory functions. The Participating Institution and the Related Party shall provide such information as the Minister requires to perform his functions under the Act of 2008 and the Scheme. All such information shall, subject to the foregoing, be treated as confidential.

13.	A certificate in writing from or on behalf of the Minister stating the amount at any particular time due and payable by the Participating Institution or the Related Party to the Minister under this Deed shall (save in the case of manifest error) be conclusive evidence as against the Participating Institution or the Related Party.

14.	All sums payable by the Participating Institution or the Related Party hereunder shall be paid in full without any deductions, set off, counterclaim or withholding whatsoever and without any deduction for or on account of any present or future taxes, levies, imposts, duties, deductions or withholding or other charges of whatever nature imposed, levied, collected, withheld or assessed unless the Participating Institution or Related Party is compelled by law so to do. If the Participating Institution or Related Party shall be so compelled then the Participating Institution or Related Party shall forthwith pay to the Minister such additional amounts as may be necessary in respect of its obligations hereunder in order that the net amount received by the Minister, after such taxes, levies, imposts, duties, deductions, withholdings or other charges shall equal the amount due hereunder.

15.	Each of the Participating Institution and the Related Party on a joint and several basis shall pay to the Minister on demand all legal and other fees, costs, charges, expenses (including value added tax) from time to time incurred by the Minister, the Scheme Operator and their agents and advisors in any way in connection with the making of the Scheme and the giving of the guarantee contained therein and the preparation, negotiation, execution and enforcement of this Deed and the preservation of the Minister’s rights in connection with this Deed.

16.

16.1

The Participating Institution hereby represents and warrants to the Minister that it is a credit institution (as defined in the Act of 2008) or a Subsidiary of a credit institution and is duly incorporated under the laws of Jersey. The Related Party hereby represents and warrants to the Minister that it is a credit institution (as defined in the

Act of 2008) duly incorporated under the laws of Ireland. Each of the Participating Institution and the Related Party hereby represents and warrants to the Minister that it is solvent, it has the power to enter into this Deed and to exercise its rights and perform its obligations under this Deed and all corporate and other action required to authorise the execution of this Deed and its performance of its obligations hereunder has been duly taken and the obligations expressed to be assumed by it in this Deed are legal and valid obligations binding on it and enforceable in accordance with the terms hereof and the execution of this Deed and the exercise of its rights and performance of its obligations hereunder do not and will not conflict with its constitutive documents or rules and regulations or conflict with any law, regulation or official or judicial order applicable to the Participating Institution or the Related Party.

16.2	Without prejudice to the rights of the Minister to pursue against the Participating Institution and the Related Party all rights and remedies available to it if any of the representations and warranties in clause 16.1 are incorrect, the Participating Institution shall, as a condition precedent to the issue of a Participating Institution Certificate, deliver to the Minister a legal opinion, from the Participating Institutions’ external legal advisors satisfactory to the Minister, in form and substance satisfactory to the Minister,

17.	This Deed and the obligations of the Participating Institution and the Related Party under it shall constitute and be a continuing instrument to the Minister for as long as any liability (actual or contingent) in respect of the Participating Institution and the Related Party shall remain upon him or her under or in connection with the Scheme and will not be discharged or affected by any changes of any kind whatsoever from time to time in the Guaranteed Liabilities, the Scheme, the Rules or any guarantee issued in connection with the Scheme or any circumstance of any kind whatsoever (including, without limitation, any act or omission to act of any kind by the Minister or the beneficiaries which might constitute a legal or equitable discharge of the Participating Institution or the Related Party) which, save for the agreement and acknowledgement of the Participating Institution or the Related Party in this clause 17, would discharge or affect this Deed or any of those obligations, it being the intention of the Participating Institution and the Related Party that this Deed shall be absolute and unconditional in any and all circumstances.

18.	The Participating Institution and the Related Party agree that the Minister may, in his or her absolute discretion make variations to the Scheme and/or the Rules (pursuant to the terms and conditions of the Scheme, the Rules, the Act of 2008 or otherwise) and/or to the Fee and agrees to be bound by any variations so made and acknowledges and agrees that its obligations under this Deed shall continue in respect of the Scheme, the Rules and the Fee as varied. The Participating Institution and the Related Party undertake to the Minister that, in the event that the Minister makes any variations to the Scheme and the Rules or the Fee the Participating Institution and the Related Party shall enter into such amendments or supplements to this Deed, or such other replacement or further deeds, as the Minister may require. To the extent that the Minister varies the Fee, the Participating Institution shall pay the new Fee in accordance with the Scheme and the Rules.

19.	No failure or delay on the part of the Minister in exercising any power or right under this Deed shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power.

20.	This Deed shall remain in full force and effect until the Minister confirms to the Participating Institution and the Related Party that the Minister has been released from liability (actual and contingent) under the Scheme and shall inure to the benefit of and be enforceable by the Minister’s successors and assigns.

21.	If, at any time, any indemnity, covenant or other provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such indemnity, covenant or other provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

22.	Any notice or demand by the Minister may be served by facsimile or by delivering the same to the Participating Institution and the Related Party or by ordinary post addressed to the Participating Institution and the Related Party at its registered or principal office or at its address last known to the Minister for the attention of the chief executive officer and shall be deemed duly given upon despatch if made by facsimile, upon delivery if made by hand or at the expiration of forty eight hours after it has been posted if sent by ordinary post.

23.

23.1	This Deed, and any non-contractual obligations arising out of or in connection therewith, shall be governed by and construed in accordance with the laws of Ireland.

23.2	The Participating Institution and the Related Party hereby agree for the exclusive benefit of the Minister that any legal action or proceedings (“Proceedings”) brought against it with respect to this Deed and any non-contractual obligations arising out of or in connection therewith, may be brought in the High Court in Ireland or such other competent court of Ireland as the Minister may elect and the Participating Institution and the Related Party waives any objection to Proceedings in such courts whether on the grounds of venue or on the ground that proceedings have been brought in any inconvenient forum. The Participating Institution and the Related Party undertake to enter an unconditional appearance within 14 days after the completion of any service of process in any Proceedings. The Participating Institution and the Related Party hereby consent to the service by post of any process issued in Ireland. Nothing herein shall affect the right to serve process in any other manner permitted by law.

23.3	Nothing in this clause 23 shall limit the right of the Minister to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not). The Participating Institution and the Related Party agree that any action against the Minister in connection with this Deed may only be taken in the courts of Ireland.

IN WITNESS whereof this Deed has been executed and delivered the day First herein set out.

PRESENT when the common seal of AIB BANK (CI) LIMITED was affixed hereto:

Director

Director/Secretary

PRESENT when the common seal of ALLIED IRISH BANKS, p.l.c. was affixed hereto:

Authorised Signatory

Authorised Signatory

SCHEDULE

RULES OF THE CREDIT INSTITUTIONS (ELIGIBLE LIABILITIES GUARANTEE) SCHEME 2009

1.	General

1.1	On 9 December 2009, the Scheme came into effect pursuant to section 6(4) of the Act.

1.2	These are the rules specified by the Guarantor as applying to the Scheme and in force on 9 December 2009.

1.3	Each Participating Institution has agreed in its Eligible Liabilities Guarantee Scheme Agreement to observe and perform its obligations under these Rules and these Rules therefore form an agreement between the Guarantor and each Participating Institution.

1.4	The Guarantor has delegated the operation of the Scheme to the Scheme Operator pursuant to paragraph 7 of the schedule to the Scheme.

2.	Definitions

2.1	In these Rules the following expressions have the following meanings save where otherwise indicated:

Act	means the Credit Institutions (Financial Support) Act 2008 (No. 18 of 2008);

Applicant	means the Participating Institution making an Application for a Eligible Liability Guarantee Certificate to be issued in respect of one or more Eligible Liabilities and/or Eligible Programmes;

Application	means an application made under Rule 4.1 or Rule 4.7 for a Eligible Liability Guarantee Certificate to be issued in respect of one or more Eligible Liabilities and/or Eligible Programmes;

Business Day	means a day (excluding Saturday and Sunday) on which banks are generally open in Dublin for the transaction of banking business;

CIFS Scheme	means the Credit Institutions (Financial Support) Scheme 2008 (S.I. No. 411 of 2008);

Commencement Date	means the date specified by the Guarantor as being the commencement date of the Issuance Period;

Counter-Indemnity	means each deed of counter-indemnity, substantially in the form set out in Annex 5, including where applicable a counter-indemnity requested by the Scheme Operator pursuant to Rule 7;

Covered Institution	has the meaning given to it in the CIFS Scheme;

Currency Business Day	means:

(i) in the case of euro, a day on which TARGET 2 (the Trans-European Automated Real-Time Gross Settlement Express Transfer System) (or any successor thereto) is operating; and

(ii)        in the case of a currency other than euro, a day (excluding Saturday and Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency;

Eligibility Criteria	means, in respect of Eligible Liabilities, the criteria set out in paragraph 12 of the schedule to the Scheme;

Eligible Institution	means a systemically important and solvent credit institution or a subsidiary of such a credit institution (including any Irish subsidiary of a credit institution authorised in another Member State) which the Guarantor specifies or has already specified by order under section 6(1) of the Act in the exercise of his or her powers under that Act as requiring financial support and fulfilling the objectives of the Act;

Eligible Liabilities	means any of the following: (i) deposits (to the extent not covered by deposit protection schemes in the State (other than the CIFS Scheme) or any other jurisdiction); (ii) senior unsecured certificates of deposit; (ii) senior unsecured commercial paper; (iii) other senior unsecured bonds and notes; and (iv) other forms of senior unsecured debt specified by the Guarantor, consistent with EU State aid rules and the EU Commission’s Banking Communication (2008/C 270/02) and subject to prior consultation with the EU Commission, which satisfy the Eligibility Criteria;

Eligible Liabilities Guarantee Scheme Agreement	means an agreement entered into by a Participating Institution with the Guarantor, pursuant to which, inter alia, the Participating Institution agrees to be bound by the terms of the Scheme, including these Rules;

Eligible Liability Guarantee Certificate	means a certificate substantially in the form set out in Annex 4 issued or to be issued by the Scheme Operator in accordance with these Rules and the Scheme;

Eligible Programme	means a Programme for the issuance of Eligible Liabilities;

Fee	means a fee specified by the Guarantor and payable to the Scheme Operator on a Payment Date in accordance with Rule 8;

Final Application Date	means the last day of the Issuance Period:

Guaranteed Deposit	means a deposit of a Participating Institution which is guaranteed under the Scheme;

Guaranteed CP/CD Programme	means a Guaranteed Programme for the issuance only of commercial paper and/or certificates of deposit and/or similar senior unsecured short-dated debt securities;

Guarantee Expiry Date	means midnight on the date falling 5 years after the end of the Issuance Period or such other date upon which the Scheme expires pursuant to its terms;

Guaranteed Liability	means (i) an Eligible Liability in the form of a deposit (to the extent not covered by deposit protection schemes in the State (other than the CIFS Scheme) or any other jurisdiction and subject as provided for in paragraph 13 of the schedule to the Scheme); and (ii) any other Eligible Liability in respect of which the Scheme Operator has issued an Eligible Liability Guarantee Certificate or which is issued under a Guaranteed Programme;

Guaranteed Programme	means a Programme for the issuance of Eligible Liabilities in respect of which an Eligible Liability Guarantee Certificate has been issued;

Guarantor	means the Minister for Finance;

Issuance Period	means the period described in paragraph 12.1(b) of the schedule to the Scheme;

Participating Institution	means a credit institution or a subsidiary of a credit institution which has satisfied the criteria provided for in paragraph 3 of the schedule to the Scheme;

Participating Institution Certificate	means a certificate substantially in the form set out in Annex 2 issued or to be issued in accordance with these Rules and the Scheme to an institution confirming that it is a Participating Institution;

Payment Date	means the 5th Business Day of each January, April, July and October;

Programme	means any arrangement under which a Participating Institution issues or is capable of issuing more than one instrument (whether in physical, book entry, dematerialised or other form);

Rules	means these rules as amended and supplemented and in force from time to time and reference to a “Rule” shall be to the correspondingly numbered rule contained herein;

Scheme	means the Credit Institutions (Eligible Liabilities Guarantee) Scheme 2009 (S.I. 490 of 2009);

Scheme Operator	means the National Treasury Management Agency; and

Start Date	has the meaning given to such term in Rule 8.6.

2.2	Unless otherwise defined in these Rules, words and expressions defined in the Scheme or the Act shall have the same meanings where used in these Rules.

2.3	Headings in these Rules are for ease of reference only and shall not be used when interpreting or construing these Rules.

2.4	These Rules shall be interpreted and construed in accordance with the Act and the Scheme.

2.5	Save where otherwise indicated, a reference in these Rules to:

(i)	an “Annex” is to an annex to these Rules

(ii)	any statute (including the Act) or to the Scheme in these Rules shall be to the statute or to the Scheme as amended or replaced from time to time;

(iii)	any party includes its successors in title and permitted assigns;

(iv)	a “person” includes any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality);

(v)	“writing” or similar expressions includes, unless otherwise specified, transmission by facsimile;

(vi)	the singular includes the plural and vice versa and references to one gender include all genders;

(vii)	“day” or a “Business Day” shall mean a period of twenty-four (24) hours running from midnight to midnight; and

(viii)	any document referred to in these Rules is a reference to that document as amended, varied, novated or supplemented at any time.

3.	Application to join the Scheme

3.1	An Eligible Institution may apply in writing to the Guarantor for a Participating Institution Certificate:

(a)	within sixty (60) days of the Commencement Date if it is a Covered Institution; or

(b)	at any time prior to or during the Issuance Period if it is not a Covered Institution.

3.2	An application for a Participating Institution Certificate shall include the following:

(a)	a duly completed application in the form set out in Annex 1;

(b)	two originals of an Eligible Liabilities Guarantee Scheme Agreement executed by the applicant Eligible Institution;

(c)	a legal opinion from external legal advisors in form and substance satisfactory to the Guarantor in respect of the execution of such Eligible Liabilities Guarantee Scheme Agreement; and

(d)	evidence satisfactory to the Guarantor of the authority of the signatories of the application.

3.3	The Guarantor may request such further information as it considers necessary for the purpose of reviewing an application.

3.4	Upon the approval of an application by the Guarantor, the Guarantor shall instruct the Scheme Operator to issue a Participating Institution Certificate to the relevant Eligible Institution substantially in the form of Annex 2 after which, subject to the terms of the Scheme, it will be a Participating Institution.

4.	Applications for Eligible Liability Guarantee Certificates

4.1	A Participating Institution may, at any time during the Issuance Period, apply for an Eligible Liability Guarantee Certificate in respect of one or more Eligible Liabilities and/or Eligible Programmes.

4.2	An Application for an Eligible Liability Guarantee Certificate must be made in the form set out in Annex 3 or such other form as may be specified by the Scheme Operator.

4.3	Unless otherwise agreed by the Scheme Operator, the signed Application must be delivered by hand to the Scheme Operator on a Business Day.

4.4	An Application for an Eligible Liability Guarantee Certificate in respect of an Eligible Liability or an Eligible Programme must be delivered to the Scheme Operator on or before the last day of the Issuance Period together with:

(a)	all appropriate information and documentation relating to the Eligible Liabilities and Eligible Programmes for which the Application is being made (including, without limitation, the terms and conditions, term sheet, offering memorandum and any other documents that may be considered by the Scheme Operator necessary to assess the nature of the Eligible Liabilities);

(b)	a copy of one or more legal opinions in form and substance satisfactory to the Scheme Operator in respect of the valid, binding and enforceable nature of the obligations to be contained in the Eligible Liabilities and/or the Eligible Programmes, provided that where the Eligible Liability is to be issued under a Programme, the legal opinion may take the form of the most recent Legal opinion issued to the arranger(s) of the Programme in connection with the establishment or (as the case may be) update of the Programme: and

(c)	evidence, satisfactory to the Scheme Operator, of the authority of the signatories of the Application.

The Scheme Operator shall be under no obligation to review all or any part of the information or documentation provided to it pursuant to this paragraph 4.4 or any other part of these Rules and shall be entitled to rely without enquiry on the accuracy of any such information or documentation.

4.5	The Scheme Operator may: (i) in its absolute discretion, waive any of the requirements provided for in Rule 4.4; or (ii) request such further information as it considers necessary for the purpose of reviewing the Application.

4.6	An Application which is, in the sole determination of the Scheme Operator, incomplete or incorrect, may be rejected and returned to the Applicant by the Scheme Operator and shall not constitute a valid Application.

4.7	Notwithstanding Rule 4.1 and Rule 4.4 but subject to Rule 5.7, after the end of the Issuance Period (but only if the Issuance Period ends prior to 29 September 2010), Participating Institutions may apply for an Eligible Liability Guarantee Certificate for Eligible Liabilities issued to re-finance Guaranteed Liabilities maturing prior to 30 September 2010. In such circumstances, those Eligible Liabilities must themselves mature prior to 30 September 2010.

4.8	Without prejudice to Rule 6.1, a Participating Institution must consult the Scheme Operator in advance on a timely basis prior to the submission of an Application to the Scheme Operator with respect to:

(a)	otherwise than in the case of Eligible Programmes, the proposed terms and conditions of any Eligible Liabilities for which an application under this Rule 4 will be made including as to the proposed pricing, appointment of managers and proposed timing of the promotion and marketing of such securities;

(b)	otherwise than in the case of Eligible Programmes, the proposed date of the launch and issue by the Participating Institution of any Eligible Liabilities for which an Application under this Rule 4 will be made; and

(c)	in the case of Eligible Programmes, the proposed terms of any Eligible Programme, including the proposed arrangers, initial dealers, proposed date of launch, maximum programme limit and the types of Eligible Liabilities which may be issued under such Eligible Programme.

4.9	During any consultation referred to in Rule 4,8, a Participating Institution and the Scheme Operator may agree a timeline for the issuance of an Eligible Liability Guarantee Certificate and in advance of issue of the documents referred to in Rule 4.4 the Scheme Operator may agree in principle that an Eligible Liability Guarantee Certificate will be issued subject to conditions imposed by the Scheme Operator as appropriate and without prejudice to the right of the Scheme Operator to refuse to issue an Eligible Liability Guarantee Certificate.

4.10	Rules 4.1 to 4.9 shall not apply in respect of deposits.

5.	Issue of Eligible Liability Guarantee Certificates and Issuance of Guaranteed Liabilities

5.1	The decision to issue an Eligible Liability Guarantee Certificate shall be at the sole discretion of the Scheme Operator, to be exercised in accordance with the requirements of these Rules and the Scheme.

5.2	Notwithstanding Rule 5.1, the Scheme Operator shall, subject always to compliance with these Rules (including, without limitation, Rule 4.7), issue an Eligible Liability Guarantee Certificate in respect of each Eligible Liability which is the subject of an Application made under and in accordance with Rule 4.7.

5.3	Eligible Liability Guarantee Certificates issued by the Scheme Operator shall be substantially in the form of Annex 4.

5.4	Prior to issuing any Eligible Liability Guarantee Certificate, the Scheme Operator (i) shall take account of the smooth and orderly operation and integrity of the market for Eligible Liabilities and securities issued or guaranteed by the State and, in particular, shall take account of the issuances and any planned issuances of debt securities by all Participating Institutions, by the Scheme Operator and by the State and the then current level of Guaranteed Liabilities of a particular Participating Institution and (ii) may, in its absolute discretion, apply a cap to the amount of Guaranteed Liabilities to be issued by any particular Participating Institution. The Scheme Operator may arrange for regular meetings with the Participating Institutions in respect of any of the foregoing.

5.5	In exercising its discretion to issue an Eligible Liability Guarantee Certificate the Scheme Operator shall take into account, inter alia, the terms of the relevant Eligible Liability and its nature and complexity, including whether it meets the Eligibility Criteria.

5.6	The Guarantor shall, as a condition to the issue of an Eligible Liability Guarantee Certificate, be entitled to require the making of any amendment or supplement to an Eligible Liabilities Guarantee Scheme Agreement which has previously been delivered to it, and the delivery to it of a further legal opinion of the kind referred to in Rule 4.4(b) in respect thereof.

5.7	Without the prior consent of the Scheme Operator, Participating Institutions must not issue an Eligible Liability in respect of which an Eligible Liability Guarantee Certificate has been issued which differs in any respect from the particulars of the Eligible Liability specified in the relevant Eligible Liability Guarantee Certificate or in any particulars provided pursuant to Rule 4.4(a) or Rule 4.5(ii).

5.8	Notwithstanding paragraph 12.1(b) of the schedule to the Scheme and subject to Rule 5.9, Eligible Liabilities must be incurred by a relevant Participating Institution on or after the Commencement Date and on or before: (i) the Final Application Date in the case of an Eligible Liability the subject of an Application made under Rule 4.1; and (ii) not later than 22 September 2010 in the case of an Eligible Liability the subject of Application made under Rule 4.7.

5.9	The issue of an Eligible Liability or the first issuance under a Guaranteed Programme must occur within 30 days of the date of the relevant Eligible Liability Guarantee Certificate, unless the Scheme Operator agrees otherwise.

5.10	Notwithstanding Rule 5.1, the Scheme Operator will not issue any Eligible Liability Guarantee Certificates in respect of any Eligible Liabilities or Eligible Programmes of any particular Participating Institution if so instructed by the Guarantor.

5.11	Where the Scheme Operator approves or consents to changes to the terms and conditions of a Guaranteed Liability or a Guaranteed Programme in accordance with Rule 6 and such changes require changes to the relevant Eligible Liability Guarantee Certificate, the Scheme Operator shall replace the existing Eligible Liability Guarantee Certificate with a new Eligible Liability Guarantee Certificate reflecting such changes.

5.12	Rules 5.1 to 5.11 shall not apply in respect of deposits.

6.	Reporting, Consultation and Undertakings

6.1	Each Participating Institution must consult on a regular basis with, and/or at the request of, the Scheme Operator in relation to any proposal(s) by it or any member of its corporate group to issue Eligible Liabilities.

6.2	A Participating Institution must, in respect of each Guaranteed Liability issued, (including any Guaranteed Liability issued under a Guaranteed Programme), by close of business on the date it contracts to enter into such issue, notify the Scheme Operator in writing (including by email) of the following details in respect of such Guaranteed Liability as appropriate:

(a)	the ISIN (if any);

(b)	the currency(ies);

(c)	the principal amount;

(d)	the scheduled maturity date;

(e)	any investor put or early redemption dates;

(f)	the confirmed date of issue;

(g)	in the case of a fixed rate Guaranteed Liability, the interest rate and the default interest rate (if any);

(h)	in the case of a floating rate Guaranteed Liability, the margin, the default interest rate (if any) and the source of the reference rate;

(i)	in the case of a zero coupon Guaranteed Liability, the actual gross proceeds of issuance;

(j)	the interest payment dates (if any);

(k)	in the case of a Guaranteed Liability under a Guaranteed Programme, such details of the Guaranteed Programme as are sufficient to identify the Guaranteed Programme; and

(l)	any other details which the Scheme Operator may reasonably request, including grace periods for payment.

6.3	The Scheme Operator may: (i) in its absolute discretion, waive any of the requirements provided for in Rule 6.2; or (ii) request such further information as it considers necessary in the context of a particular Guaranteed Liability.

6.4	Without prejudice to Rule 6.2, each Participating Institution must, no later than 5.00 p.m. on each Business Day, notify the Scheme Operator of the principal amount outstanding under any Guaranteed Programme, in writing. Notice to the Scheme Operator at its designated email address (see Rule 12.1(b)) shall constitute written notification for the purposes of this Rule 6.4.

6.5	Each Participating Institution must, no later than 5.00 p.m. on each Business Day, notify the Scheme Operator of the total amount of its Guaranteed Deposits, in writing. Notice to the Scheme Operator at its designated email address (as set out in Rule 12.1(b)) shall constitute written notification for the purposes of this Rule 6.5.

6.6	Each Participating Institution must, without delay, notify the Scheme Operator of any material change or proposed material change in the structure of the corporate group to which the Participating Institution belongs.

6.7	A Participating Institution shall not trigger or permit early redemption of a Guaranteed Liability, either in full or in part, ahead of the scheduled maturity date of the Guaranteed Liability, without the prior approval of the Scheme Operator. The foregoing is without prejudice to any right of a holder of a Guaranteed Liability to require a Participating Institution to act pursuant to a put option or redemption or buy-back of that Guaranteed Liability (where such right is confirmed within the terms of such Guaranteed Liability). In addition, the foregoing is without prejudice to any right of a holder of a Guaranteed Liability to require a Participating Institution to redeem or buy-back that Guaranteed Liability (where such right is confirmed within the terms of such Guaranteed Liability).

6.8	A Participating Institution shall not increase the maximum principal amount of issuance under any Guaranteed Programme: (i) without the prior written consent of the Scheme Operator; and (ii) before a new Eligible Liability Guarantee Certificate is issued by the Scheme Operator under Rule 5.11.

6.9	A Participating Institution shall not agree to any amendment to any of the terms and conditions of any Guaranteed Liability or the terms and conditions of any Guaranteed Programme or to any waiver of any breach of such terms and conditions without the prior written consent of the Scheme Operator. A Participating Institution shall consult with the Scheme Operator on a timely basis in advance of any such proposed amendment or waiver.

6.10	A Participating Institution shall immediately notify the Scheme Operator on the occurrence of any event of default (howsoever described) or any potential or likely occurrence of an event of default or if it has reason to believe an event of default may occur in the future in respect of any Guaranteed Liability and shall consult with or take whatever steps required of it by the Scheme Operator to avoid the occurrence of, or to cure as soon as possible, any such event of default. Without prejudice to the foregoing, a Participating Institution must notify the Scheme Operator at least five (5) days prior to any payment date in respect of a Guaranteed Liability if such Participating Institution is of the view that it may not, or will not, be able to pay any amounts due on such payment date.

6.11	A Participating Institution shall immediately notify the Scheme Operator in respect of any event or potential event or any new information which may have a material impact on any of its Guaranteed Liabilities.

6.12	A Participating Institution shall comply with issuance limits or other conditions (including limits as to the maximum principal amount of issuance of Eligible Liabilities and restrictions as to permitted currencies) in relation to Guaranteed Programmes as notified to it by the Scheme Operator from time to time. A Participating Institution shall be responsible for monitoring compliance with such issuance limits or other conditions.

6.13	Rules 6.1 to 6.4, Rules 6.7 to 6.9 and Rule 6.12 shall not apply in respect of deposits.

7.	Additional Counter - Indemnity

A Participating Institution shall, if so requested by the Scheme Operator at its sole discretion, procure that any one or more members of the corporate group of which the Participating Institution is a member becomes an additional counter-indemnitor(s) by executing a Counter-Indemnity and, if required by the Scheme Operator, an Eligible Liabilities Guarantee Scheme Agreement, and submitting a legal opinion in a form and substance satisfactory to the Scheme Operator. In such cases, the liability of the Participating Institution and the additional counter-indemnitor(s) shall be expressed to be joint and several under the Counter-Indemnity and the Eligible Liabilities Guarantee Scheme Agreement executed by the Participating Institution and the form of the Counter-Indemnity in Annex 5 and any existing Eligible Liabilities Guarantee Scheme Agreement shall be modified accordingly, all as required by the Scheme Operator.

8.	Fees

8.1	Under the Scheme, the Guarantor shall charge a fee in respect of each Guaranteed Liability (each a “Fee” and together the “Fees”).

8.2	Each Participating Institution shall pay the Fees applicable to it to the Scheme Operator (on behalf of the Guarantor).

8.3	Each Participating Institution is responsible for calculating the Fees payable by it and shall take all practicable steps to ensure that it calculates correctly the amount of Fees payable by it and shall immediately notify the Scheme Operator if it becomes aware that this is not, or may not, be the case. The Fees shall be calculated and shall be due and payable in accordance with the Scheme and these Rules. The level of Fees in effect on the date of commencement of the Scheme are set out in Annex 7.

8.4	An additional sum may be charged by the Guarantor, and shall be paid by each Participating Institution to the Scheme Operator on behalf of the Guarantor, in relation to any non-euro denominated Guaranteed Liability.

8.5	The Fees shall be payable to the Scheme Operator in the currency in which the relevant Guaranteed Liability is denominated.

8.6

Save in respect of Guaranteed Liabilities issued under Guaranteed CP/CD Programmes and Guaranteed Deposits, each Fee shall accrue on an actual/actual basis over the period commencing on (and including) the date of issue of the Guaranteed Liability (the “Start Date ”) and ending on (but excluding) the next succeeding Payment Date and thereafter, from (and including) each Payment Date to (but excluding) the next succeeding Payment Date or, if earlier, the maturity date of the Guaranteed Liability.

8.7	In relation to Guaranteed Liabilities issued under Guaranteed CP/CD Programmes and Guaranteed Deposits, each Fee shall accrue on an actual/actual basis over the period commencing on (and including) the earlier of: (i) the date of the earliest Eligible Liability Guarantee Certificate issued to such Participating Institution in respect of a Guaranteed CP/CD Programme; and (ii) the date that the first Guaranteed Deposit was taken by such Participating Institution and ending on (but excluding) the Guarantee Expiry Date.

8.8	All of the Fees accrued during the periods referred to in Rule 8.6 shall be due and payable in arrears on the Payment Date immediately succeeding the last day of the relevant period. In the case of a Guaranteed CP/CD Programme and Guaranteed Deposits, the Fees accruing during the periods referred to in Rule 8.7 shall be payable in arrears on each Payment Date in respect of the average principal outstanding under such Guaranteed CP/CD Programme or in respect of such Guaranteed Deposits during the relevant period. The Scheme Operator may agree with a Participating Institution an alternative date for payment of Fees incurred during any period, and may require such Participating Institution to pay an appropriate rate of interest to the Scheme Operator for the period from the scheduled Payment Date to the date of actual payment of the Fees.

8.9	Fees shall be payable to an account nominated by the Scheme Operator on the Payment Dates.

8.10	In all cases, if a Guaranteed Liability is not denominated in euro and the Payment Date is not a Currency Business Day in respect of the currency of payment, the payment shall be made on the next following Currency Business Day.

8.11	On each Payment Date, each Participating Institution shall provide to the Scheme Operator a statement, in a form acceptable to the Scheme Operator, detailing all Fees paid or payable by it on such Payment Date. Such statement shall be certified by the relevant Participating Institution’s external auditors in a form specified by the Guarantor. On request, a Participating Institution will meet with the Scheme Operator to discuss the statement and the level of Fees paid and any disputes as to the amount of such Fees. In respect of any disputes concerning the amount of Fees, the decision of the Guarantor shall (save in the case of manifest or proven error) be final and binding and the Participating Institutions shall promptly pay to the Scheme Operator any additional amounts which the Scheme Operator decides are payable.

9.	Guarantee Statement and Website

9.1	The Scheme Operator will establish and maintain on its website a statement of outstanding issued Guaranteed Liabilities (excluding Guaranteed Deposits) from time to time (including ISIN numbers or other applicable identification numbers for Guaranteed Liabilities or Guaranteed Programmes). The current website is at www.iitma.ie.

9.2	The information published under Rule 9.1 shall have no legal status, shall not affect the status or effect of any Eligible Liability Guarantee Certificate, and shall be for information purposes only.

9.3	The Scheme Operator shall also publish on the website referred to in Rule 9.1, in addition to the information set out in Rule 9.1, the following information as appropriate:

(a)	copies of the Participating Institution Certificates;

(b)	copies of the Eligible Liability Guarantee Certificates;

(c)	any extension or shortening of the Issuance Period;

(d)	a copy of the Rules and any change or supplement to the Rules;

(e)	the scope of the eligible liability guarantee applicable to a Participating Institution in respect of its Guaranteed Deposits, together with details of any public notice given by the Guarantor pursuant to paragraph 13 of the schedule to the Scheme;

(f)	any instructions by the Scheme Operator to any Participating Institution that it is to cease issuing further securities under a Guaranteed Programme; and

(g)	any other information which the Scheme Operator deems appropriate.

10.	Breach of the Rules

Notwithstanding paragraph 25 of the schedule to the Scheme, if in the opinion of the Scheme Operator a Participating Institution is in breach of its obligations under these Rules, the Scheme Operator may by notice in writing take such action as the Scheme Operator deems appropriate in the context of the breach and may recommend to the Guarantor that the Guarantor take any of the actions detailed in paragraph 25 of the schedule to the Scheme.

11.	Public Descriptions of Guarantor and Scheme

11.1	The description of the Guarantor and the Scheme in any offering document (including, without limitation, any prospectus, offering circular, listing particulars and information memorandum) or other document or announcement relating to a Guaranteed Liability or Guaranteed Programme issued by or on behalf of any Participating Institution shall be in the form required by the Guarantor or the Scheme Operator.

11.2	No Participating Institution shall opt to draw up a prospectus under Article 1(3) of Directive 2003/71/EC (or any implementing legislation in any Member State) in respect of any Guaranteed Liabilities.

11.3	Without prejudice to Rule 11.1, no Participating Institution (nor any other person or entity acting on its behalf) shall otherwise promote or market itself or any proposed Guaranteed Liability to be issued or to be taken by the Participating Institution on the basis of the Scheme. The foregoing shall not prevent a Participating Institution informing potential investors in a planned issue of Eligible Liabilities of its intention to apply for an Eligible Liability Guarantee Certificate or the existence of an Eligible Liability Guarantee Certificate or, in the case of a Guaranteed Deposit, confirming to the depositor that the relevant deposit is a Guaranteed Deposit.

12.	Notices

12.1	Any notice or other communication under or in connection with these Rules or the Scheme (other than an Application made under Rule 4.1 or Rule 4.7) shall be delivered by hand or by facsimile or by email:

(a)	in the case of the Guarantor, to the Scheme Operator on its behalf:

The “National Treasury Management Agency

For the Minister for Finance as Guarantor

The Treasury Building

Grand Canal Street

Dublin 2

Ireland

Attention: Anthony Linehan and Dymphna McHugh

Fax number: +353 1 676 6582

Email: elginfo@ntma.ie

(b)	in the case of the Scheme Operator, to:

The National Treasury Management Agency

The Treasury Building

Grand Canal Street

Dublin 2

Ireland

Attention: Anthony Linehan and Dymphna McHugh

Fax number: +353 1 676 6582

Email: elginfo@ntma.ie

(c)	in the case of a Participating Institution, to it at its registered office or such other address as the Scheme Operator may agree with the Participating Institution, or to the facsimile number or email address provided by the Participating Institution to the Scheme Operator for the purposes of this Rule.

12.2	Any communication under or in connection with these Rules or the Scheme to be made by the Guarantor or the Scheme Operator to a beneficiary of the Scheme shall be made in such manner as the Guarantor or the Scheme Operator, in its exclusive and absolute discretion, decides is the most appropriate manner in the circumstances at the time.

12.3	Communications under Rule 12.1 shall be deemed to take effect, if sent by facsimile, at the time of dispatch or, if delivered by hand, at the time of actual delivery or if sent by email, on the date it is sent.

12.4	If agreed by the Scheme Operator at the time, documentation required to be delivered to the Scheme Operator pursuant to these Rules may be delivered by email in portable document format (pdf) attached to such email, provided that the originals or, if permitted by the Scheme Operator, photocopies of such documents are delivered to the Scheme Operator no later than the next Business Day.

13.	Changes to Rules

13.1	The Guarantor may amend or supplement these Rules at anytime in its exclusive and absolute discretion.

13.2	The Guarantor shall cause the Scheme Operator to publish details of any such amendment or supplement in accordance with Rule 9.3.

14.	Operation of the Scheme

The Scheme will be operated by the Scheme Operator on behalf of the Guarantor pursuant to Delegation Order No. S.I. 505 of 2009.

15.	Demands

Any demand by an investor in respect of a Guaranteed Liability in the form of a debt security must be in the form set out in Annex 6 or such other form as the Guarantor may specify for the purposes of paragraph 26 of the schedule to the Scheme and be made in accordance with paragraph 26 of the schedule to the Scheme.

16.	Governing Law

These Rules and any non-contractual obligations arising therefrom shall be governed by and construed in accordance with the laws of Ireland.

17.	Jurisdiction

17.1	Each Participating Institution agrees for the exclusive benefit of the Guarantor that any legal action or proceedings (“Proceedings”) brought against it with respect to the Scheme or the Rules and any non-contractual obligations arising out of or in connection therewith, may be brought in the High Court in Ireland or such other competent court of Ireland as the Guarantor may elect and the Participating Institution shall waive any objection to Proceedings in such courts whether on the grounds of venue or on the ground that proceedings have been brought in any inconvenient forum. Each Participating Institution undertakes to enter an unconditional appearance within 14 days after the completion of any service of process in any Proceedings. Each Participating Institution shall consent to the service by post of any process issued in Ireland. Nothing herein shall atfect the right to serve process in any other manner permitted by law.

17.2	“Nothing in this Rule 17 shall limit the right of the Guarantor to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not). Each Participating Institution agrees that any action against the Guarantor in connection with the Scheme and the Rules may only be taken in the courts of Ireland.

ANNEX 1

Form of Application

CREDIT INSTITUTIONS (ELIGIBLE LIABILITIES GUARANTEE) SCHEME 2009

PARTICIPATING INSTITUTION CERTIFICATE APPLICATION

1.	Date of application.

2.	Name of applicant.1

3.	Contact Details.2

4.	We hereby enclose the following documents in accordance with Rule 3 of the Rules:

(a)	two originals of an Eligible Liabilities Guarantee Scheme Agreement executed by us;

(b)	a legal opinion in respect of the execution of such Eligible Liabilities Guarantee Scheme Agreement; and

(c)	evidence of the authority of the signatories to the application .3

5.	We warrant and represent to you that the information contained in, attached to and provided to you in connection with this application is accurate, complete and not misleading (including by omission) in any respect.

Signed by

Duly authorised

Duly authorised

Notes

1.	Full legal name of Eligible Institution which is the applicant.

2.	Contact details for the applicant and for officer(s) of applicant responsible for this application.

3.	The application must be accompanied by evidence, satisfactory to the Guarantor, of the authority of the signatories of the application.

ANNEX 2

Form of Participating Institution Certificate

NATIONAL TREASURY MANAGEMENT AGENCY

CREDIT INSTITUTIONS (ELIGIBLE LIABILITIES GUARANTEE) SCHEME 2009

PARTICIPATING INSTITUTION CERTIFICATE

Certificate no. [ ● ] Date: [ ● ]

As operator of the Credit Institutions (Eligible Liabilities Guarantee) Scheme 2009 (the “Scheme”), the National Treasury Management Agency hereby certifies that [insert name of institution] is a Participating Institution for the purposes of the Scheme.

Signed

[to be signed by an official on behalf of the National Treasury Management Agency]

ANNEX 31

CREDIT INSTITUTIONS (ELIGIBLE LIABILITIES GUARANTEE) SCHEME 2009

ELIGIBLE LIABILITY GUARANTEE CERTIFICATE APPLICATION

Date of Application

Name of Applicant	[Insert full legal name of Participating Institution which is the Applicant]

Contact details	[Contact details for the Applicant and for officer(s) of Applicant responsible for this Application.]

Whether the Application is made under Rule 4.1 or Rule 4.7	[Rule 4.1] [Rule 4.7]

Details of Eligible Liabilities	[To be inserted in boxes below – see note 1 below]

Full legal name of the issuer

Full legal name(s) of any guarantor(s) (other than the Guarantor)

Principal amount in the currency of issue

Indicative interest rate or discount (as applicable) and the source of the reference rate (if applicable)

Tenor

Proposed scheduled maturity date

Proposed investor put/early redemption date

Type of Eligible Liability (as defined in Rule 2.1)

Arranger, managers and the Participating Institution’s other financial advisors

[1]	NB: This Annex 3 does not apply in respect of deposits.

Where known, whether or not the person(s) to whom the payment obligation under the Eligible Liability will be owed is represented by a trustee, and, if so, particulars (including formal contact details) of the trustee

Particulars (including formal contact details) of the paying agent (where multiple paying agents, the principal paying agent) or registrar (as applicable), and full details of its bank account to be used for payments to be made in connection with the Eligible Liability

Proposed issue date and (if applicable) launch date.

List of documents submitted as part of application

Details of Eligible Programme	[To be inserted in boxes below – see note 2 below]

Full legal name of the issuer

Full legal name(s) of any guarantor(s) (other than the Guarantor)

Maximum principal amount of and the title of the programme

Permitted currencies

Date of establishment of the programme and, if applicable, the date of its last update

Where known, whether or not the person(s) to whom the payment obligation under the Eligible Liability will be owed is represented by a trustee, and, if so, particulars (including formal contact details) of the trustee

Particulars (including formal contact details) of the paying agent (where multiple paying agents, the principal paying agent) or registrar (as applicable), and full details of its bank account to be used for payments to be made in connection with the Eligible Liability.

List of documents submitted as part of application

[Save as set out below, we] [We] confirm that there are no Eligible Liabilities proposed to be issued by ourselves, but not yet so issued, in respect of which an Eligible Liability Guarantee Certificate has been issued.

[ ● ]

We warrant and represent to you that the information contained in, attached to and provided to you in connection with this Application (including the particulars required by Rule 4.4) is accurate, complete and not misleading (including by omission) in any respect and, in particular, that the Eligible Liabilities the subject of this Application satisfy the Eligibility Criteria.

We undertake to pay the Fee applicable to the [Eligible Liabilities/Eligible Programme] in accordance with the Scheme and the Rules.

Signed by:

Duly authorised

Duly authorised

Notes

1.	Details of the Eligible Liabilities in respect of which the guarantee is applied for and the information and documents referred to in Rules 4.4 and 4.5(ii) must be provided.

In the case of Eligible Liabilities which are in the form of debt securities, the details must demonstrate that the Eligible Liability satisfies the Eligibility Criteria and subject to note 2 below applying to this application, include the information listed in the table above under the heading “Details of Eligible Liabilities”.

2.	A Participating Institution can apply to have all Eligible Liabilities from time to time in issue under an Eligible Programme guaranteed under the Scheme, in which case it must provide details of the Eligible Programme in respect of which the guarantee is applied for and the information and documents referred to in Rules 4.4 and 4.5(ii) must be provided, including the information listed in the table above under the heading “Details of Eligible Programme”. The details provided must demonstrate that each Eligible Liability satisfies the Eligibility Criteria.

3.	A failure to provide information that is accurate, complete and not misleading (including by omission) in respect of this application will be breach of the Rules.

ANNEX 4

Eligible Liability Guarantee Certificate2

NATIONAL TREASURY MANAGEMENT AGENCY

CREDIT INSTITUTIONS (ELIGIBLE LIABILITIES GUARANTEE) SCHEME 2009

ELIGIBLE LIABILITY GUARANTEE CERTIFICATE

Certificate no. [ ● ] Date: [ ● ]

As Scheme Operator of the Credit Institutions (Eligible Liabilities Guarantee) Scheme 2009 (the “Scheme”), the National Treasury Management Agency hereby certifies that the liabilities, the details of which are specified in the schedule to this Certificate, are, upon their issue, and provided [they have been issued] [the first issuance under the Guaranteed Programme occurs] on or before [the date being 30 days after the date of this certificate],] Guaranteed Liabilities for the purposes of the Scheme.

[The Guarantee Certificate replaces the certificate issued on [ ● ] in respect of the Guaranteed Programme referred to above].3

Signed

The National Treasury Management Agency

Schedule

[2]	NB: This Annex 4 does not apply in respect of deposits.
[3]	Include for Guaranteed Programmes where the maximum amount has been increased.

ANNEX 5

Form of Deed of Counter-Indemnity

To: The Minister for Finance

We refer to the eligible liability guarantee contained in the Credit Institutions (Eligible Liabilities Guarantee) Scheme 2009 (the “Guarantee”). Words and expressions defined in the Credit Institutions (Eligible Liabilities Guarantee) Scheme have the same meanings where used in this Deed, save that references in this Deed to the “Guarantee” shall be construed as references to the Guarantee insofar (and only insofar) as it applies to our Guaranteed Liabilities to the intent and effect that this Deed shall have no application to the Guarantee insofar as it applies to the Guaranteed Liabilities of other persons.

In consideration of your agreeing at our request to issue one or more Eligible Liability Guarantee Certificates, we hereby:-

1.	agree to keep you indemnified to the extent hereinafter provided from and against all actions, proceedings, liabilities, claims, damages, costs and expenses in relation to or arising out of the Guarantee and this Deed, and to pay to you on demand an amount equal to all payments, claims, losses, costs, charges, damages, taxes, duties and expenses suffered or incurred by you in consequence thereof or arising therefrom, whether directly or indirectly; and

2.	agree to pay to you upon demand interest on all amounts demanded by you from us under this Deed calculated at the aggregate of the Official Bank Rate (for the time being and from time to time) and two per cent. (2%) during the period from (and including) the date of such demand to (but excluding) the date of payment by us to you of all such amounts; and for this purpose “Official Bank Rate” means the European Central Bank rate (main refinancing operations) published by the European Central Bank from time to time; and

3.	irrevocably authorise and direct you to make any payments forthwith and comply with any demands which may be claimed or made under the Guarantee without any reference to or further authority, confirmation or verification from us, and agree that any payment which you shall make in accordance with the Guarantee shall be binding upon us and shall be accepted by us as conclusive evidence that you were liable to make such payment or comply with such demand notwithstanding any dispute that may exist between us and the beneficiary as to the validity of any such demand; and

4.	without prejudice to any other provision of this Deed, agree that any demand made upon you for payment of sums specified in the Guarantee shall, for all purposes relating to this Deed, be deemed to be a valid and effective demand, and you shall be entitled to treat it as such notwithstanding any actual lack of authority on the part of the person making the demand if the demand appears on its face to be in order; and

5.	without prejudice to any other provision of this Deed, agree that provided that any certificate or document delivered in accordance with the provisions of the Guarantee appears on its face to be in accordance with the terms of the Guarantee, such certificate or document shall for all purposes relating to this Deed be deemed to be genuine and in accordance with the terms of the Guarantee; and

6.	agree that all sums payable hereunder shall be made free and clear of and without deduction for or on account of any set-off or counterclaim or any present or future taxes of any nature. Should any such payment be subject to deduction in respect of any such matter, we shall pay to you such additional amount as may be necessary to enable you to receive a net amount equal to the full amount payable hereunder. As used herein, the term “taxes” includes all levies, imposts, duties, charges, fee, deductions, withholdings, turnover tax, stamp duty, and any obligations or conditions resulting in a charge; and

7.	agree that all payments under this Deed shall be made in the currency in which payments made or liabilities incurred by you under the Guarantee are denominated; and

8.	agree that our liability hereunder shall also apply to any increase or decrease in the amount of or extension or renewal of the Guarantee from time to time (whether in the same terms or otherwise and whether arising with our agreement or by operation of law or otherwise) to the intent that all agreements, undertakings and authorities herein shall continue to be binding on us in relation to the Guarantee as so increased, decreased, extended or renewed; and

9.	agree that, without prejudice to any other rights, powers or remedies (whether provided by contract, law or otherwise) which you may have, you may set off any moneys due and payable (but not paid) by us under this Deed against any obligation whatsoever owed by you to us, regardless of the place of payment or currency of either obligation, and, if the obligations are in different currencies, you may convert either obligation at a market rate of exchange selected by you for this purpose; and

10.	agree that, if, under any applicable law and whether pursuant to a judgment being made or registered against us or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied by us or on our behalf in a currency (the “other currency”) other than that in which the relevant payment is expressed to be due (the “required currency”), then to the extent that the payment actually received by you (when converted into the required currency at the market rate of exchange selected by you for this purpose on the date of payment or, if it is not practicable for you to purchase the required currency with the other currency on the date of payment, at the market rate of exchange selected by you for this purpose as soon thereafter as it is practicable for you to do so) falls short of the amount due under the terms of this Deed, we shall, as a separate and independent obligation, indemnify and hold you harmless against the amount of such shortfall; and

11.	agree to observe, and perform our obligations under, the Rules in force from time to time, and to comply with any undertaking given by us to the Guarantor in connection with the issue of any Eligible Liability Guarantee Certificates.

We hereby warrant and represent that we have power to enter into and have duly authorised the execution and delivery of this Deed and that our obligations hereunder constitute our legal, valid and binding obligations, enforceable in accordance with its terms.

Our obligations hereunder shall not be in any way discharged or impaired by reason of any time or other indulgence granted to you by the beneficiary or by any amendment or variation of the Guarantee or any related agreement, and shall exist irrespective of any present or future total or partial invalidity, illegality or unenforceability of the Guarantee.

We shall not, and we shall procure that no guarantor of any Guaranteed Liability shall, without your prior written consent, enforce or seek to enforce in competition with you, any right of contribution, subrogation or indemnity from or against any other person to which we or such guarantor may be entitled by reason of the performance of our obligations hereunder or the guarantor’s performance of its obligations, in each case, in respect of the Guaranteed Liability.

A certificate submitted by you to us as to the amount due from us to you hereunder at the date of such certificate shall, save in the case of manifest error, be conclusive and binding on us for all purposes.

We understand and agree that our liability hereunder will continue until you have notified us in writing that you have released us from it.

This Deed and any non-contractual claim arising out of or in connection with it shall be governed by and construed in accordance with the laws of Ireland and shall be additional to any other indemnity which you now or hereafter may ho!d.

We hereby agree for your exclusive benefit that any legal action or proceedings (“Proceedings”) brought against us with respect to this Deed and any non-contractual obligations arising out of or in connection therewith, may be brought in the High Court in Ireland or such other competent court of Ireland as you may elect and we waive any objection to Proceedings in such courts whether on the grounds of venue or on the ground that proceedings have been brought in any inconvenient forum. We undertake to enter an unconditional appearance within 14 days after the completion of any service of process in any Proceedings. We hereby consent to the service by post of any process issued in Ireland. Nothing herein shall affect the right to serve process in any other manner permitted by law. Nothing in this Deed shall limit your right to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not). We agree that any action against you in connection with this Deed may only be taken in the courts of Ireland.

DATE: [ ● ]

PRESENT WHEN

THE COMMON SEAL of

[Participating Institution]

was hereto affixed

in the presence of:

ANNEX 6

Form of Demand

[CREDIT INSTITUTIONS (ELIGIBLE LIABILITIES GUARANTEE) SCHEME 2009]

NOTICE OF DEMAND4

To:

The National Treasury Management Agency

The Treasury Building,

Grand Canal Street,

Dublin 2

As Scheme Operator of the Credit Institutions (Eligible Liabilities Guarantee) Scheme 2009 (the “ELG Scheme”)

[Title and ISIN of Guaranteed Liability]

1.	We, [ ● ], certify that [we are the [trustee for the holders of] [the holder of [amount] of] the above-mentioned Guaranteed Liability.

2.	We refer to the guarantee applicable to the above-mentioned Guaranteed Liability dated ● 20 ● pursuant to the ELG Scheme. Words and expressions defined in the ELG Scheme have the same meanings where used in this notice.

[3.	We demand payment to us, in accordance with paragraph 26 of the schedule to the ELG Scheme and the Rules, of the sum of [ ● ] being [ ● ] due and payable, but unpaid, to us [or holders that we represent] under or in respect of the Guaranteed Liability (the “Claimed Sum”).]

[4.	The due date, after the expiry of the applicable grace period (if any), for the payment of interest to us under or in respect of the Guaranteed Liability was [ ● ] and such payment has not been made to us.]

[5.	The redemption date of the Guaranteed Liability was [ ● ] and the amount due and payable to us in respect of the Guaranteed Liability on such date has not been paid to us.]

6.	We certify that we validly demanded payment of the Claimed Sum from the issuer of the Guaranteed Liability on [ ● ] and that the issuer has failed to pay the Claimed Sum to us in accordance with our valid demand.

Signed by:

Duly authorised

[4]	This is the form of notice of demand for guaranteed liabilities other than deposits.

Annex 7

Fees in effect on commencement of the Scheme5

1.	A Fee shall be payable to the Guarantor by each relevant Participating Institution in respect of each Guaranteed Liability, corresponding to the recommendations of the Governing Council of the European Central Bank on government guarantees for bank debt dated 20 October 2008 and any Eurosystem guidelines. In particular:

1.1	The Fee payable to the Guarantor in relation to a Guaranteed Liability with a maturity greater than one year shall be based on a per annum rate of 0.50% of the principal amount of the Guaranteed Liability plus either:

(a)	100% of the relevant Participating Institution’s median five-year credit default swap (“CDS”) spread during the period from 1 January 2007 to 31 August 2008; or

(b)	100% of the median five-year CDS spread during the period from 1 January 2007 to 31 August 2008 for euro area credit institutions in the same credit rating category as the relevant Participating Institution (or the lowest rating category if such Participating Institution has no rating), whichever is the lower, as determined by the Scheme Operator.

1.2	The Fee payable to the Guarantor in relation to a Guaranteed Liability with a maturity of up to one year shall be based on a per annum rate of 0.50% of the principal amount of the Guaranteed Liability.

1.3	The Fee shall be applied to the principal amount of an interest bearing Guaranteed Liability and in the case of a non-interest bearing Guaranteed Liability to the gross proceeds of issue of the relevant Guaranteed Liability.

2.	The Guarantor may apply an alternative CDS spread if it determines in his or her discretion, that the data referred to at 1.1 above is not publicly available, based on median five year CDS spreads for euro area credit institutions in the same credit rating category as the relevant Participating Institution (or the lowest rating category if such participating institution has no rating).

3.	Notwithstanding paragraph 1 above, for a three-month period from the commencement date, the Fee applicable to any Guaranteed Liabilities of a Participating Institution with a maturity of one (1) month or less shall be based on an overall fiat fee of 25 basis points per annum.

[5]	Subject to change in accordance with KU State aid requirements.